Exhibit 99.1

Investor Contact: Mark Melnyk 407-613-3327 mark.melnyk@hgv.com	Media Contact: Lauren George 407-613-8431 lauren.george@hgv.com

FOR IMMEDIATE RELEASE

Hilton Grand Vacations Elevates
Dan Mathewes to President and Chief Financial Officer,
Appoints Dusty Tonkin as EVP, Chief Sales & Marketing Officer
Mark Wang to continue as Chief Executive Officer

ORLANDO, Fla. (March 28, 2024) – Hilton Grand Vacations Inc. (NYSE:HGV) (“HGV” or “the Company”) today announced that Dan Mathewes has been promoted to president, along with the continuation of his role as chief financial officer. In addition, the company has named Dusty Tonkin as its new EVP, chief sales & marketing officer.

Dan Mathewes Elevated to President and CFO of Hilton Grand Vacations

Hilton Grand Vacations has promoted Dan Mathewes to the role of president, while he retains his responsibilities as CFO. Mathewes will now work more closely with HGV’s sales and local marketing functions, building on his successful tenure overseeing the company’s finance, accounting, development and technology functions.

"This is an exciting time at HGV,” said Mark Wang, CEO of Hilton Grand Vacations. “We are in the process of integrating our recent acquisition of Bluegreen Vacations, and Dan is central to that effort. Dan's promotion is a testament to his invaluable contributions and leadership within the company since joining us in 2018. We are confident that under his expanded role, HGV will achieve significant milestones in market expansion, efficiency enhancement while creating exceptional experiences for our members and team members.”

Dusty Tonkin Named EVP, Chief Sales & Marketing Officer

Dusty Tonkin is appointed as EVP, chief sales & marketing officer, bringing his extensive experience in the industry and a proven track record of sales growth and operational excellence.

“Dusty’s appointment is the next step in furthering HGV’s position as the leader in the vacation ownership industry,” said Mark Wang, CEO of Hilton Grand Vacations. “Throughout his career, he has demonstrated the ability to build world-class sales & marketing teams that exceed expectations while maintaining a customer-first culture.”

"We’re excited to have such a strong talent drive our global sales strategy forward and help us realize the full potential of our recent merger,” said Dan Mathewes, president and CFO of Hilton Grand Vacations. “Dusty will play a crucial role in our mission to deliver outstanding experiences to our customers."

Tonkin has worked in the vacation ownership industry for more than 28 years, and he most recently served as the chief sales & marketing officer for Bluegreen Vacations. Prior to his time at Bluegreen Vacations, he was the executive vice president of sales & marketing at Wyndham Destinations, where he was responsible for overseeing teams across six regions.

In his new role at HGV, Tonkin will lead the global sales & marketing organization, leveraging his expertise to foster growth, enhance operational efficiency, and drive the newly combined company's sales strategy forward. Tonkin will report to Dan Mathewes, president and CFO.

“I’m honored to lead HGV’s global sales & marketing organization,” says Tonkin. “I see incredible potential to capitalize on the strengths and talent I’m familiar with from Bluegreen Vacations, as well as enhance the exceptional talent and capabilities present at HGV.”

Tonkin was named among Florida’s Most Influential Business Leaders by Florida Trend magazine and holds a degree in sports management from Elon University in North Carolina.

About Hilton Grand Vacations Inc.
Hilton Grand Vacations Inc. (NYSE:HGV) is recognized as a leading global timeshare company and is the exclusive vacation ownership partner of Hilton. With headquarters in Orlando, Florida, Hilton Grand Vacations develops, markets, and operates a system of brand-name, high-quality vacation ownership resorts in select vacation destinations. Hilton Grand Vacations has a reputation for delivering a consistently exceptional standard of service, and unforgettable vacation experiences for guests and approximately 700,000 Club Members. Membership with the Company provides best-in-class programs, exclusive services and maximum flexibility for our Members around the world.

For more information, visit www.corporate.hgv.com. Follow us on Instagram, Facebook, LinkedIn, X (formerly Twitter), Pinterest and YouTube.

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